Exhibit 10.35

Kiloo ApS • Klostergade 28, 1 • 8000 Aarhus C • Denmark	Phone: +45 86 122 234 www.kiloo.com info@kiloo.com

iDreamSky (Shenzhen Mengyu Technology Co., Ltd.)

Mr. Jeff Lyndon

7/B1 B2, 9/B5 Evoc Technology Building

No.31 Gaoxin Central Avenue 4th

Nanshan District, Shenzhen

China

13th of May 2013

Dear Jeff,

The attached binding term sheet (the “Term Sheet”) sets forth the terms of an exclusive distribution agreement between Kiloo ApS (“Kiloo”) and iDreamSky (“iDreamSky”) with company registration number 440301104369708 for the mobile game ‘Subway Surfers’ for Android based mobile devices in China, Taiwan, Hong Kong and Macau.

By countersigning this letter, you agree on behalf of iDreamSky to be legally bound by the terms of the Term Sheet, which shall constitute the complete and final agreement between Kiloo and iDreamSky on the subject matter. This letter shall be governed and construed in accordance with the laws of Denmark, without regard to conflict of laws principles.

Kind regards,	On behalf of iDreamSky:

Jacob Møller	Jeff Lyndon

[Company seal is affixed.]

Acknowledged and agreed.	Acknowledged and agreed.

Date: May 27, 2013	Date: May 27, 2013

By: /s/ Jacob Møller	By: /s/ Jeff Lyndon

Binding Term Sheet

Term	Description
General description of the distribution co-operation:

Subject to the terms, conditions and restrictions set forth below, Kiloo grants iDreamSky a right to distribute the Localized Version of the mobile game “Subway Surfers” (the “Game”) in the Territory to end-users with Android mobile devices (the “License”).

iDreamSky is to perform localization and Android specific porting of the Game for the Territory (the “Localized Version”).

Kiloo is to deliver source code and assets to iDreamSky for its localization and Android specific porting of the Game.

Kiloo is to approve in writing the Localized Version (as well as any later updates) prior to its public release in the Territory.

Kiloo is to approve in writing all marketing materials related to iDreamSky’s distribution of the Localized Version prior to iDreamSky’s use thereof in the Territory.

Kiloo will retain full creative control in respect of the contents of the Localized Version.

For the avoidance of doubt, iDreamSky may not port the Localized Version for any mobile devices other than Android mobile devices.

1. Territory:	China, Taiwan, Hong Kong and Macau.

2. Exclusivity:	The License is exclusive in the Territory, it, however, being agreed that Kiloo retains the right to make the the Localized Version available for download at Google Play, Amazon App Store, Apple’s App Store and the Microsoft App Windows Phone 8 Store and any other global platform that may be released during the Term (collectively referred to as “Global Platforms”).

3. License restrictions:	iDreamSky may not assign or sub-license the License to any third party (including companies owned by or affiliated with iDreamSky) without Kiloo’s prior approval in writing for matters related to distribution of the Game.

4. Royalty:

In consideration of the License, iDreamSky shall as of signing of this Term Sheet pay to Kiloo a royalty amounting to [****]† of all iDreamSky’s net earnings from exploiting the License (the “Royalty”). Net earnings are defined as any and all income generated by iDreamSky from its exploitation of the Localized Version in the Territory without deduction of any costs or expenses.

For the avoidance of doubt, each party will bear its own expenses incurred in connection with their respective duties under this agreement.

Following signing of this Term Sheet, iDreamSky is to send monthly sales reports to Kiloo no later than 20 business days after the end of the relevant calendar month. The sales reports will include number of downloads, and a breakdown of the net earnings and the Royalty payable to Kiloo in accordance with Kiloo’s guidelines. Based on the sales reports, Kiloo will invoice iDreamSky with 14 days payment terms. Delayed payments are subject to a 2% monthly accrued interest.

Furthermore, iDreamSky will provide Kiloo with online access for Kiloo to monitor sales and downloads updated on a daily basis.

Kiloo may at its discretion perform audit of iDreamSky’s records and materials pertaining to the exploitation of the License. To the extent that the audit shows a Royalty underpayment in excess of 5 per cent, any and all costs related to the audit shall be borne by iDreamSky.

5. Advance Royalty:	In consideration for the License granted by Kiloo to iDreamsky, iDreamsky shall pay Kiloo an advance Royalty of

(i) [****]† USD upon signing of this Term Sheet and (ii) [****]† USD on day of release of the Game or 30 August 2013 whichever date comes first.

The advance Royalty is non-refundable, but fully recoupable by iDreamsky against Kiloo’s Royalty during the Term.

†	This portion of this Binding Term Sheet has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406 under the Securities Act of 1933, as amended.

6.	Royalty regarding Kiloo’s use of the Localized Version:	In consideration of Kiloo’s use of the Localized Version on the Global Platforms, Kiloo will, as long as the Term Sheet remains effective, pay iDreamSky [****]† of its net earnings from downloads of the Localized Version on the Global Platforms by end-users in the Territory. The provisions in item 4 with respect to sales reports, payment and audit shall apply mutatis mutandis.

7.	Compliance:	iDreamSky warrants and represents that its exploitation and marketing of the Localized Version in the Territory will be in compliance with local applicable law.

8.	Term:

The License is effective as of signing of this Term Sheet and runs until 1st May 2015 (the “Initial Term”). The Initial Term is extended by another 12 months totaling a term of 3 years (the “Extended Term”) unless terminated by either party in writing by 31 December 2014. Unless the parties agree ·on another extension, the License will expire on 1st May 2016. Any reference to the Term in this Term Sheet shall mean the Initial Term or the Extended Term, as the case may be.

iDreamSky shall cease exploitating the Localized Version and the marketing thereof by expiry of the term. At expiry of the Term, iDreamSky is obliged to submit the source code to the Localized Version (and any updates thereof) to Kiloo in accordance with Kiloo’s instructions. iDreamSky is furthermore obliged to ensure that any local platform or service provider making the Localized Version available to the public is notified that iDreamSky is replaced by Kiloo.

Upon expiry of the Term Sheet, Kiloo may continue to use the Localized Version without having any obligations of any kind towards iDreamSky.

9.	Games as a service:	iDreamSky acknowledges that the Game is a game service that is continuously updated (typically on a monthly basis) and that it is essential that the updating of the Localized Version follows the updating of the Game without delay. iDreamSky will update the Localized Version and allocate sufficient development resources for the timely execution of update releases according to Kiloo’s instructions and release schedule. iDreamSky is to submit source code and assets to Kiloo’s SVN server every first working day of every month.

†	This portion of this Binding Term Sheet has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406 under the Securities Act of 1933, as amended.

10.	Intellectual Property rights:

Kiloo will retain ownership of all intellectual property rights to and in the Game, its characters and trademarks, any updates and the Localized Version including all rights in and to the source code.

As a material inducement for Kiloo granting the License, iDreamSky undertakes in co-operation with Kiloo to take all necessary legal steps needed to eliminate third parties’ infringement of the Game and the Localized Version in the Territory.

11.	Material breach:

Either party is entitled to terminate this Term Sheet in the event of the other party’s material breach, it being agreed that if curable, the termination may not be effected unless the party in breach has failed to effectively cure the breach within 10 business days upon having received written notice from the other party.

By way of illustration, the following acts constitute a material breach that is considered non-curable:

(i)	iDreamSky’s failure to comply with the scope of the License, and

(ii)	iDreamSky’s release of the Localized Version without Kiloo’s prior approval

12.	Expenses:	Each party will bear its own expenses incurred in connection with the negotiation and execution of this agreement.

13.	Confidentiality:	The parties shall treat the existence of this Term Sheet as well as any confidential information disclosed by either party in due diligence or otherwise concerning the co-operation in the strictest confidence. None of the parties shall make any announcement or other disclosure to any third party of the co-operation contemplated in this Term Sheet without the prior written approval of the other, except to professional advisors with a need to know and who are bound by obligations of confidentiality.

14.	Governing law:	This Term Sheet will be governed by the laws of Denmark.

15.	Dispute resolution:	Any dispute arising out of or in connection with this Term Sheet, including any disputes regarding the existence, validity or termination thereof, shall be settled by arbitration arranged by The Danish Institute of Arbitration in accordance with the rules of arbitration procedure adopted by The Danish Institute of Arbitration and in force at the time when such proceedings are commenced.

16.	Binding agreement:	This Term Sheet is legally binding and constitutes the complete and final agreement between Kiloo and iDreamSky on the subject matter.